Exhibit 99.1

COURT REJECTS ATTEMPTS TO LIMIT SCOPE OF CONTENTGUARD’S PIONEERING DRM PATENTS THROUGH CLAIM
CONSTRUCTION

PLANO, Texas (Business Wire) – March 23, 2015 – ContentGuard Holdings, Inc. (“ContentGuard”), a subsidiary of Pendrell Corporation (NASDAQ: PCO), announced that on Friday, March 20, 2015, Judge J. Rodney Gilstrap of the U.S. District Court for the Eastern District of Texas issued a 144 page Claim Construction Order in lawsuits ContentGuard filed against several companies who continue to use its patented Digital Rights Management (“DRM”) solutions without a license, including Apple, Amazon.com, DirecTV, Google, HTC, Huawei, Motorola Mobility and Samsung Electronics.

In his order, Judge Gilstrap interpreted the language in ContentGuard’s patents in a manner that fully preserves the breadth of ContentGuard’s patented Digital Rights Management (“DRM”) technologies. These technologies were developed to enable the distribution of digital media over the Internet and other networks, including cellular and satellite networks, and provide innovative solutions to problems that were once thought to be unsolvable.

“We are very pleased with the Court’s ruling,” commented James Baker, ContentGuard’s Vice President for Licensing and Strategic Development. “We believe these claim constructions demonstrate that the online stores defendants provide for buying and renting DRM-protected movies, videos, books, and music (including the Google Play, Amazon Kindle, and iTunes stores), and devices that play, run, display or print this DRM-protected content infringe ContentGuard’s pioneering DRM patents.”

The representative patents selected for the pending lawsuits are United States Patents 6,963,859; 7,225,160; 7,269,576; 7,523,072; 7,774,280; 8,001,053; 8,370,956; 8,393,007; and 8,583,556, which disclose and claim the DRM architecture used today in the digital distribution and rendering of DRM-protected content, and are fundamental to how modern DRM systems work. The developments efforts that led to these patented inventions began with a team of inventors at Xerox PARC, including Mark Stefik, who is widely recognized as the father of DRM.

About ContentGuard

ContentGuard is focused today on developing software and services for Internet privacy, targeting both consumer and business solutions, and licenses its intellectual property to companies who use its innovations in their products and services. Spun out of Xerox PARC, ContentGuard holds more than 300 issued patents and has hundreds of patent applications pending worldwide. The company currently has license agreements in place with leading technology companies, including LG, Microsoft, Nokia, Panasonic, Sharp, Sony, Toshiba, Casio, Hitachi, Time Warner, and Xerox.  ContentGuard is owned by Pendrell Corporation (NASDAQ: PCO) and Time Warner, and is headquartered in Plano, Texas. For more information on ContentGuard and its products and services, visit www.ContentGuard.com.

Contact

Laurie Blain

Phone: +1 (425) 278-7140

Email: laurie.blain@pendrell.com